UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                            (Amendment No. ________)*

                   Nations Balanced Target Maturity Fund, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    63857K107
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 30, 2000
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                    [ ]            Rule 13d-1(b)

                    [X]            Rule 13d-1(c)

                    [ ]            Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              (Page 1 of 10 pages)

                                  SCHEDULE 13G

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CUSIP No. 63857K107                                        Page 2 of 10 Pages
-------------------------------------------------------------------------------

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    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
          PERSONS

          Jay Buck

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]

-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OR ORGANIZATION

                   United States
-------------------------------------------------------------------------------
      NUMBER OF         5   SOLE VOTING POWER
 SHARES BENEFICIALLY            0
       OWNED BY       ---------------------------------------------------------
         EACH           6   SHARED VOTING POWER
      REPORTING            261,600
        PERSON
         WITH         ---------------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
                                0

                      ---------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
                           261,600

-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          261,600

-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     5.0%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                IN


                              (Page 2 of 10 pages)

                                  SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No. 63857K107                                       Page 3 of 10 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
          PERSONS
          Demeter Asset Management, Inc.
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY


-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OR ORGANIZATION
                   Delaware
-------------------------------------------------------------------------------
      NUMBER OF         5   SOLE VOTING POWER
 SHARES BENEFICIALLY            0
       OWNED BY       ---------------------------------------------------------
         EACH           6   SHARED VOTING POWER
      REPORTING            261,600
        PERSON
         WITH         ---------------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
                                0

                      ---------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
                           261,600

-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          261,600

-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      5.0%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
          CO

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                              (Page 3 of 10 pages)

                                  SCHEDULE 13G

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CUSIP No. 63857K107                                        Page 4 of 10 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
          PERSONS
          Rockwood Asset Management, Inc.

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY


-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OR ORGANIZATION
                   Delaware
-------------------------------------------------------------------------------
      NUMBER OF         5   SOLE VOTING POWER
 SHARES BENEFICIALLY            0
       OWNED BY       ---------------------------------------------------------
         EACH           6   SHARED VOTING POWER
      REPORTING            261,600
        PERSON
         WITH         ---------------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
                                0

                      ---------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
                           261,600

-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          261,600

-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    5.0%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                    CO
-------------------------------------------------------------------------------

                              (Page 4 of 10 pages)

                                  SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No. 63857K107                                       Page 5 of 10 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
          PERSONS Rockwood Partners, L.P.
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY


-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OR ORGANIZATION
                   Delaware
-------------------------------------------------------------------------------
      NUMBER OF         5   SOLE VOTING POWER
 SHARES BENEFICIALLY            0
       OWNED BY       ---------------------------------------------------------
         EACH           6   SHARED VOTING POWER
      REPORTING            261,600
        PERSON
         WITH         ---------------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
                                0

                      ---------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
                           261,600

-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          261,600

-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    5.0%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                    PN
-------------------------------------------------------------------------------




                              (Page 5 of 10 pages)

Item 1(a).        Name of Issuer:

                  Nations Balanced Target Maturity Fund, Inc. (the "Company")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  101 South Tryon Street
                  One Nationsbank Plaza
                  Charlotte, NC 28255

Item 2(a).        Name of Person Filing:

                  This statement is filed by:


                    (i) Jay Buck ("Buck") with respect to the shares of Common Stock ("Common Stock") of the Company beneficially owned by (a) Demeter Asset Management, Inc., a Delaware corporation ("Demeter"), of which Buck is the sole stockholder, President and a director and (b) Rockwood Asset Management Inc., a Delaware corporation ("RAM"), of which Buck is the sole stockholder, President and a director;

                    (ii) Demeter, with respect to the shares of Common Stock
                         also beneficially owned by Rockwood Partners, L.P., a Delaware limited partnership ("Rockwood Partners"), for which Demeter serves as investment manager;

                    (iii) RAM, with respect to the shares of Common Stock also beneficially owned by Rockwood Partners, of which RAM is the general partner; and

                    (iv) Rockwood Partners, with respect to the shares of Common
                         Stock owned directly by it.

         The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office, or, if None, Residence:

                  The address of each of Buck, Demeter, RAM and Rockwood Partners is 104 Field Point Road, Greenwich, Connecticut 06830.

Item 2(c).        Citizenship:

                  Buck is an individual who is a United States citizen. Rockwood Partners is a Delaware limited partnership. Each of Demeter and RAM is a Delaware corporation.

Item 2(d).        Title of Class of Securities:

                  This statement relates to the Company's Common Stock.

Item 2(e).        CUSIP Number:

                  63857K107


                              (Page 6 of 10 pages)

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person is a:


(a) [ ]   Broker or dealer registered under Section 15 of the Act,
(b) [ ]   Bank as defined in Section 3(a)(6) of the Act,
(c) [ ]   Insurance Company as defined in Section 3(a)(19) of the Act,
(d) [ ] Investment Company registered under Section 8 of the Investment Company Act,
(e) [ ]   Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
(f) Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
(g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
(h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c) check this box. :

Item 4.  Ownership.

A.   Buck
(a)  Amount beneficially owned:   261,600
(b)  Percent of class:     5.0%
(c)  (i)      Sole power to vote or direct the vote:                    0
     (ii)     Shared power to vote or direct the vote:            261,600
     (iii)    Sole power to dispose or direct the disposition:          0
     (iv)     Shared power to dispose or direct the disposition:  261,600

B.   Demeter
(a)  Amount beneficially owned:     261,600
(b)  Percent of class:     5.0%
(c)  (i)      Sole power to vote or direct the vote:                    0
     (ii)     Shared power to vote or direct the vote:            261,600
     (iii)    Sole power to dispose or direct the disposition:          0
     (iv)     Shared power to dispose or direct the disposition:  261,600

C.   RAM
(a)  Amount beneficially owned:     261,600
(b)  Percent of class:     5.0%
(c)  (i)      Sole power to vote or direct the vote:                    0
     (ii)     Shared power to vote or direct the vote:            261,600
     (iii)    Sole power to dispose or direct the disposition:          0
     (iv)     Shared power to dispose or direct the disposition:  261,600

D.   Rockwood Partners
(a)  Amount beneficially owned:     261,600
(b)  Percent of class:     5.0%



                              (Page 7 of 10 pages)

(c)  (i)      Sole power to vote or direct the vote:                    0
     (ii)     Shared power to vote or direct the vote:            261,600
     (iii)    Sole power to dispose or direct the disposition:          0
     (iv)     Shared power to dispose or direct the disposition:  261,600

Item 5.  Ownership of Five Percent or Less or a Class.

                  Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Each of RAM and Buck directly or indirectly has the power to direct the affairs of Rockwood Partners, including decisions respecting the receipt of dividends from and the proceeds from the sale of Common Stock owned by Rockwood Partners.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  See item 2(a)

Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.  Notice of Dissolution of Group.

                  Not applicable.

Item 10. Certification.

                  Each of the Reporting Persons hereby makes the following certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






                              (Page 8 of 10 pages)

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   April 10, 2000


                                            /s/Jay Buck
                                            -------------------------------
                                            Jay Buck


                                            DEMETER ASSET MANAGEMENT, INC.



                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President


                                            ROCKWOOD ASSET MANAGEMENT, INC.




                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President


                                            ROCKWOOD PARTNERS, L.P.
                                            By:  Rockwood Asset Management, Inc.
                                                 General Partner



                                              By: /s/ Jay Buck
                                                 ----------------------------
                                                 Jay Buck
                                                 President






                              (Page 9 of 10 pages)

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

         We, the signatories of the statement on Schedule 13G to which this Agreement is attached, do hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.




                                            /s/Jay Buck
                                            -------------------------------
                                            Jay Buck


                                            DEMETER ASSET MANAGEMENT, INC.



                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President


                                            ROCKWOOD ASSET MANAGEMENT, INC.




                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President


                                            ROCKWOOD PARTNERS, L.P.
                                            By:  Rockwood Asset Management, Inc.
                                                 General Partner



                                              By: /s/ Jay Buck
                                                 ----------------------------
                                                 Jay Buck
                                                 President




                             (Page 10 of 10 pages)